Exhibit 10.6

AMENDMENT

THIS AMENDMENT is made as of February 13, 2006 and amends the Employment Agreement dated as of November 11, 2000 (the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite”) and GARRY JOHNSON (“Employee”). Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management; and

WHEREAS, the Compensation Committee of the Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control always exists and that such possibility, and the uncertainty it may raise among management, may result in the departure or distraction of key management personnel, to the detriment of the Company and its shareholders; and

WHEREAS, the Compensation Committee of the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of any such Change of Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.                                       The Employment Agreement is amended by adding the following new Section 3A following the end of Section 3:

“3A. CHANGE IN CONTROL

(a)                                  Notwithstanding any other provision of this Employment Agreement, the following severance payment only applies in the event of a Change in Control. If Employee’s employment is terminated within one (1) year following a Change in Control (i) by Dendrite for any reason other than death, Cause, or Disability or (ii) by Employee for Good Reason, the Employee shall be entitled to receive a lump sum severance payment equal to the sum of twenty-four (24) months base salary (calculated at the highest base salary rate in effect during the 12 month period preceding the termination of employment) plus two (2) times the Employee’s target bonus. The severance payment to be paid to Employee under this Section 3A is referred to as the “Change in Control Severance Payment”. Employee’s Change In Control Severance Payment shall be paid by Dendrite in cash not later than twenty (20) days after the effective date of the termination of the Employee’s employment, subject to the receipt by Dendrite of the separation agreement and general release as described in this Employment Agreement and the expiration of the required seven day waiting period. No interest shall accrue or be payable on or with respect to any Change in Control Severance Payment, except only as otherwise expressly set forth in this Amendment. In the event of a termination of Employee’s employment described in this Section 3A, Employee shall be provided continued “COBRA” coverage pursuant to Sections 601 et seq. of ERISA (or COBRA-like coverage, if COBRA does not or would no longer apply) under Dendrite’s group medical and dental plans for the twenty-four (24) month period commencing on the date of termination of employment. During the period in which Employee receives such coverage, Employee’s cost of coverage shall be the same as the amount paid by employees of Dendrite for the same coverage under Dendrite’s group health and dental plans. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer, the payment of COBRA coverage by Dendrite as described above shall cease (even if the Employee is entitled under COBRA to continue to participate in Dendrite’s group medical and dental plans).

If Employee’s employment is terminated by Dendrite as described in this Section 3A, in addition to the above Change in Control Severance Payment, Employee will be entitled also to receive Employee’s target bonus for the year in which employment is so terminated, assuming such bonus has not previously been paid, which will be pro-rated to reflect the percentage of days of the year during which Employee performed services for Dendrite and which shall also be considered to be a Change in Control Severance Payment.

In the event of a Change in Control all stock options and restricted stock or other outstanding equity awards granted to Employee by Dendrite will immediately vest and all contractual sale conditions will be lifted.

In the event Employee is entitled to the Change in Control Severance Payment as set forth in this Section 3A, Employee shall not be entitled to any other severance payments from Dendrite, under this Employment Agreement or otherwise.

(b)                                 The making of any Change in Control Severance Payment under this Employment Agreement is conditioned upon the signing of a general release in form and substance satisfactory to Dendrite under which Employee releases Dendrite and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims Employee may have against them. Nothing herein shall affect any of the Employee’s obligations or Dendrite’s rights under this Employment Agreement.

(c)                                  Notwithstanding anything else herein to the contrary, in the event that the Company’s certified public accountants (or another certified public accounting firm, if the Company’s certified public accountants may not provide such service due to independence or other considerations) (the “Accountants”) determine that any actual or potential payment or distribution by the Company to or for the benefit of the Employee (whether paid, payable, distributed or distributable to the Employee, whether under this Agreement or otherwise) (a “Payment”) would likely subject the Employee to the imposition of an excise tax under Section 4999 of the Code (or any similar successor provision) (“Section 4999”), then the Compensation Committee of the Company’s Board of Directors, in its sole discretion, may determine and agree to, but need not,

(1)                                  reduce (but not below zero) the Change in Control Severance Payment to the Reduced Amount. For this purpose, the “Reduced Amount” shall be an amount which is designed and calculated to maximize the Change in Control Severance Payment without causing any Payment to be subject to the excise tax under Section 4999;  or

(2)                                  pay to the Employee an amount (the “Tax Gross-Up Payment”), to be calculated by the Accountants, designed and calculated to fully negate the tax impact of any excise tax imposed (or to be imposed) upon the Employee as a result of Section 4999. Any such Tax Gross-Up Payment will take into account the federal, state and local income, employment and excise tax consequences of the Tax Gross-Up Payment, including the additional impact of Section 4999 on the Tax Gross-Up Payment itself.”

2.                                       Notwithstanding anything in this Amendment or in the Employment Agreement to the contrary, any severance payment under the Employment Agreement may be delayed, for no more than six (6) months following termination of employment, pursuant to Section 409A of the Internal Revenue Code (the “Code”), and, to the extent any delay in severance payment is attributable to Code Section 409A, interest on such severance payment shall accrue from the date otherwise scheduled for such payment under the terms of this Employment Agreement until the date of actual payment at an annual rate of six percent (6%).

3.                                       For purposes of this Section 3A of the Employment Agreement, “target bonus” means the annual target bonus established for the Employee for the fiscal year in which the Employee’s employment terminates, or if the annual target bonus has not been established for the Employee for such fiscal year, then the annual target bonus for the prior fiscal year shall be used; provided that, in connection with a Change in Control Severance Payment, in no event shall target bonus be less than the annual target bonus most recently established for the Employee prior to the occurrence of the Change in Control.

4.                                       Certain capitalized terms used herein are defined in Appendix A attached hereto.

5.                                       Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

CHRISTINE PELLIZZARI
Name:	Christine Pellizzari
Title:	Senior Vice President, General Counsel and Secretary

GARRY JOHNSON
Garry Johnson

APPENDIX A

1.                                       “Change in Control” shall mean the occurrence of any one of the following events:

(i)                                     any “person” (as such term is defined in Section 3(a) (9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d) (3) and 14 (d) (2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Dendrite representing 33-1/3% or more of the combined voting power of Dendrite’s then outstanding securities eligible to vote for the election of the Board (the “Dendrite Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Dendrite or any subsidiary, (B) by any employee benefit plan sponsored or maintained by Dendrite or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non—Control Transaction (as defined in paragraph (iii)), or (E) a transaction (other than one described in (iii) below) in which Dendrite Voting Securities are acquired from Dendrite, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (i);

(ii)                                  individuals who, on the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two—thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Dendrite in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of Dendrite as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)                               the shareholders of Dendrite approve a merger, consolidation, share exchange or similar form of corporate reorganization of Dendrite or any such type of transaction involving Dendrite or any of its subsidiaries (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of Dendrite Voting Securities or all or substantially all of the assets of Dendrite and its subsidiaries) eligible to elect directors of such corporation would be represented by shares that were Dendrite Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted) , and such voting power would be in substantially the same proportion as the voting power of such Dendrite Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by Dendrite (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 33-1/3% or more of Dendrite Voting Securities (a “Dendrite 33-1/3% Stockholder”)) would become the beneficial owner, directly or indirectly, of 33-1/3% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Dendrite 33-1/3% Stockholder would increase its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination would be members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(iv)                              the shareholders of Dendrite approve a plan of complete liquidation or dissolution of Dendrite or the sale or disposition of all or substantially all of Dendrite’s assets.

Notwithstanding the foregoing, a Change in Control of Dendrite shall not be deemed to occur solely because any person acquires beneficial ownership of more than 33-1/3% of Dendrite Voting Securities as a result of the acquisition of Dendrite Voting Securities by Dendrite which, by reducing the number of Dendrite Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of Dendrite would occur as a result of such an acquisition by Dendrite (if not for the operation of this sentence), and after Dendrite’s acquisition such person becomes the beneficial. owner of additional Dendrite Voting Securities that increases the percentage of outstanding Dendrite Voting Securities beneficially owned by such Person then a Change in Control of Dendrite shall occur.

2.                                       “Cause” as used herein shall mean (i) any gross misconduct on the part of Employee with respect to his duties under this Agreement, (ii) the engaging by Employee in an indictable offense which relates to Employee’s duties under this Agreement or which is likely to have a material adverse effect on the business of Dendrite, (iii) the commission by Employee of any willful or intentional act which injures in any material respect or could reasonably be expected to injure in any material respect the reputation, business or business relationships of Dendrite, including without limitation, a breach of any of his covenants or agreements of this Agreement, or (iv) the engaging by Employee through gross negligence in conduct which injures materially or could reasonably be expected to injure materially the business or reputation of Dendrite.

3.                                       “Good Reason” as used herein shall mean, without Employee’s express written consent, concurrently with or within one (1) year following a “Change in Control” (as defined above), the occurrence of any of the following events which is not corrected within ten (10) days following notice of such event given by Employee to Dendrite:

(i)                                     the assignment to Employee of any duties or responsibilities materially and adversely inconsistent with Employee’s position (including any material diminution of such duties or responsibilities) or a material and adverse change in Employee’s reporting responsibilities, titles or offices with Dendrite;

(ii)                                  any material breach by Dendrite of this Agreement with respect to the making of any compensation payments;

(iii)                               any requirement of Dendrite that Employee be based anywhere other than in a thirty-five (35) mile radius of the Dendrite office Employee is based in on the date of consummation of the Change in Control;

(iv)                              the failure of Dendrite to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan (such plans being referred to herein as “Welfare plans”) in which Employee is participating as of the effective date of this Agreement (or as such benefits and compensation may be increased from time to time) or the taking of any action by Dendrite which would materially and adversely affect Employee’s participation in or materially reduce Employee’s benefits under such Welfare Plans (other than an across-the-board reduction of such benefits affecting senior executives of Dendrite) unless (i) Employee is permitted to participate in other plans providing Employee with substantially comparable benefits (at substantially comparable cost with respect to the Welfare Plans), (ii) any such Welfare Plan does not provide material benefits to Employee (determined in relation to Employee’s compensation and benefits package), (iii) such failure or action is taken at the direction of Employee or with his consent, or (iv) such failure or action is required by law; or

(v)                                 the failure of Dendrite to obtain an agreement from a successor employer to assume Dendrite’s obligations under this Agreement in the event of a “Change in Control”.

Employee must notify Dendrite of any event constituting Good Reason within ninety (90) days following Employee’s knowledge of its existence, it being understood that Employee’s failure to do so shall deem such event not to constitute Good Reason.

4.                                       “Disabled” as used herein shall have the same meaning as that term, or such substantially equivalent term, has in any group disability policy carried by Dendrite. If no such policy exists, the term “Disabled” shall mean the occurrence of any physical or mental condition which materially interferes with the performance of Employee’s customary duties in his capacity as an employee where such disability has been in effect for a consecutive six (6) month period (excluding permitted vacation time), the existence of which is supported by credible medical evidence.